PROSPECTUS and	PRICING SUPPLEMENT NO. 23
PROSPECTUS SUPPLEMENT, each	Dated September 3, 2024
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $17,825,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$400,000,000 Floating Rate Senior Notes Due July 15, 2027

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXW4 / US24422EXW47

Date of Issue:	September 6, 2024

Maturity Date:	July 15, 2027

Principal Amount:	$400,000,000

Interest Rate Basis:	Compounded SOFR

Index Maturity:	Daily

Spread:	+68 basis points

Initial Interest Rate:	Compounded SOFR determined on October 7, 2024 plus the Spread, accruing from and including September 6, 2024 to but excluding the first Interest Payment Date, calculated as described herein

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Dates:	Quarterly, five U.S. Government Securities Business Days preceding each Interest Reset Date

Interest Payment Dates:	Quarterly on the 15th of January, April, July, and October, commencing on October 15, 2024 (short first coupon) and ending on the Maturity Date

Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, the Date of Issue) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Observation Period:	The period from and including five U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding five U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including five U.S. Government Securities Business Days preceding the Date of Issue to but excluding five U.S. Government Securities Business Days preceding the first Interest Payment Date.

Minimum Interest Rate:	0.000%

Price to Public:	100.000% plus accrued interest, if any, from September 6, 2024

Business Day:	New York and U.S. Government Securities Business Day

Business Day Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$75,000,000
	HSBC Securities (USA) Inc.	$75,000,000
	J.P. Morgan Securities LLC	$75,000,000
	MUFG Securities Americas Inc.	$75,000,000
	Academy Securities, Inc.	$20,000,000
	Commerz Markets LLC	$20,000,000
	ING Financial Markets LLC	$20,000,000
	Nordea Bank Abp	$20,000,000
	SMBC Nikko Securities America, Inc.	$20,000,000
	Total	$400,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850% plus accrued interest, if any, from September 6, 2024.